Exhibit 10.56

RELIANT ENERGY, INC.

2002 LONG-TERM INCENTIVE PLAN

QUARTERLY COMMON STOCK AND PREMIUM RESTRICTED STOCK AWARD

Pursuant to this Award Agreement, as of October 1, 2004, (the “Grant Date”), RELIANT ENERGY, INC. (formerly, Reliant Resources, Inc.) (the “Company”) hereby grants to «Director» (the “Participant”), a Director of the Company, «Shares» shares of Common Stock (the “Common Stock”), in lieu of fees otherwise payable to the Participant for services as a Director for the period from July 1, 2004 through September 30, 2004 plus an additional «Premium» certificated premium restricted shares of Common Stock (“Premium Restricted Shares”). Such number of shares shall be subject to adjustment as provided in Section 15 of the Reliant Energy, Inc. 2002 Long-Term Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions described in the Plan and in this Award Agreement.

1. Relationship to the Plan; Definitions. This grant of Common Stock and Premium Restricted Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant herein also include the heirs or other legal representatives of the Participant. For purposes of this Award Agreement:

“Disability” means a physical or mental impairment of sufficient severity such that the Participant can no longer serve as a Director.

“Premium Restricted Shares” means the shares of Common Stock potentially deliverable to Participant pursuant to this Award Agreement.

“Retire” or “Retirement” means termination of service as a Director at the end of a term or resignation from the Board as a result of reaching a maximum age as established in the Company’s bylaws.

“Term” means the period for which a Director has been elected to serve.

2. Grant of Premium Restricted Shares. The grant of Premium Restricted Shares pursuant to this Award Agreement shall be subject to the terms, conditions and restrictions set forth in the Plan and to the further terms, conditions and restrictions set forth in this Award Agreement. The Premium Restricted Share certificates shall bear a legend stating that they may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions have lapsed except as otherwise provided in Section 7.

3. Vesting and Forfeiture.

(a) Common Stock granted herein shall be fully vested and transferable as of the date granted.

(b) Premium Restricted Shares shall vest as of the end of Participant’s Term in which such Premium Restricted Shares were granted, provided the Participant does not terminate service, except as otherwise provided in this Section 3, before the end of the Term in which the Premium Restricted Shares were granted, but shall not be transferable until the end of the Term in which they were granted.

(c) If the Participant’s service as a Director is terminated due to death, Disability or Retirement, Participant’s right to receive Premium Restricted Shares shall vest at the time of such termination, to the extent not previously vested pursuant to this Section 3.

(d) If the Participant terminates service on the Board for any reason other than death, Disability or Retirement, the Participant’s right to receive Premium Restricted Shares granted during the Term during which the Participant terminates service shall be forfeited in its entirety as of such termination.

4. Cash Payment Upon a Change of Control. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change of Control of the Company, Participant’s right to receive Premium Restricted Shares shall be settled by a cash payment to Participant equal to the product of (i) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change of Control occurs and (ii) the total number of Premium Restricted Shares granted. Such cash payment shall satisfy the rights of Participant and the obligations of the Company under this Award Agreement in full.

5. Payment of Award. Upon the vesting of Participant’s right to receive the Premium Restricted Shares pursuant to Section 3, all restrictions on the transferability of the Premium Restricted shares shall be removed.

6. Notices. For purposes of this Award Agreement, notices to the Company shall be deemed to have been duly given upon receipt of written notice by the corporate secretary of the Company at 1000 Main Street, Houston, Texas 77002, or to such other address as the Company may furnish to the Participant.

Notices to the Participant shall be deemed effectively delivered or given upon personal, electronic, or postal delivery of written notice to the Participant, the place of Employment of the Participant, the address on record for the Participant at the human resources department of the Company, or such other address as the Participant hereafter designates by written notice to the Company.

7. Successors and Assigns. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns except as expressly prohibited herein and in the Plan. Notwithstanding anything herein or in the Plan to the contrary, the Premium Restricted Shares are transferable by the

Participant to Immediate Family Members, Immediate Family Members Trusts, and Immediate Family Member Partnerships pursuant to Section 14 of the Plan.

8. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company.

Joel V. Staff
Chairman and Chief Executive Officer

3